                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by
    Rule 14a-6(e)(2)).
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                SPORT-HALEY, INC.
                                -----------------
                (Name of Registrant as Specified in Its Charter)


       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1) Title of each class securities to which transaction applies:

        ------------------------------------------------------------------
        2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------
        4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------
        5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        ------------------------------------------------------------------
        2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------
        3) Filing Party:

        ------------------------------------------------------------------
        4) Date Filed:

        ------------------------------------------------------------------

                                    [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 18, 2000



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sport-Haley, Inc. will be held at the Renaissance Denver Hotel, 3801 Quebec Street, Denver, Colorado on Friday, February 18, 2000, at 4:00 p.m., Mountain Time, and thereafter as it may from time to time be adjourned, for the following purposes:

         1. To elect six directors to hold office for the term set forth in the accompanying Proxy Statement and until their successors shall have been duly elected and qualified;

         2. To ratify the appointment of Levine Hughes & Mithuen, Inc. as independent auditors; and

         3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on December 16, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof.


                                       By Order of the Board of Directors,


December 21, 1999                      /s/ Patrick W. Hurley
                                       --------------------------------------
                                       Patrick W. Hurley, Corporate Secretary



                                    IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                                SPORT-HALEY, INC.
                               4600 E. 48TH AVENUE
                             DENVER, COLORADO 80216


                                 PROXY STATEMENT

                         RELATING TO THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD FEBRUARY 18, 2000


GENERAL

         The enclosed proxy is solicited by the Board of Directors of Sport-Haley, Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Shareholders to be held at the Renaissance Denver Hotel, 3801 Quebec Street, Denver, Colorado on Friday, February 18, 2000, at 4:00 p.m., Mountain Time, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy will be mailed to shareholders on or about December 21, 1999.

         The record date with respect to this solicitation is December 16, 1999. All holders of record of Common Stock of Sport-Haley, Inc. as of the close of business on that date are entitled to vote at the meeting. As of the record date, the Company had 3,727,052 shares of Common Stock outstanding, excluding treasury shares. Each share of Common Stock is entitled to one vote. A majority of the votes entitled to be cast constitutes a quorum. If a quorum exists, action on any matter other than the election of directors will be approved if the votes cast in person or by proxy at the meeting favoring the action exceed the votes cast opposing the action. In the election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election will be elected. Abstentions and broker non-votes are not counted in the calculation of the vote.

         A proxy may be revoked by the shareholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder, unless it is received in such form as to render it invalid. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

         The cost of this solicitation will be borne by the Company. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph.

                            I. ELECTION OF DIRECTORS

         Information concerning the six nominees for election as directors is shown below. All nominees are now members of the Board of Directors. The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate or the Board of Directors may reduce the number of directors to eliminate the vacancy.

        NAME                  AGE                CAPACITIES IN WHICH SERVED
        ----                  ---                --------------------------
Robert G. Tomlinson(1)          58           Chairman of the Board and Chief Executive Officer

Robert W. Haley                 54           President and Director

Kevin M. Tomlinson              40           Executive Vice President, Chief Operating Officer
                                             and Director

Mark J. Stevenson(1)(2)         61           Director

Ronald J. Norick(2)             58           Director

James H. Everest(1)(2)          51           Director


---------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.


         ROBERT G. TOMLINSON has served as Chairman of the Board and Chief Executive Officer of the Company since October 1992. Since March 1998, he has also served as a director of B & L Sportswear, Inc. (the "Subsidiary"). Prior to joining the Company, Mr. Tomlinson was a partner in Tomlinson Enterprises, a real estate investment partnership, and also engaged in management of his personal investment portfolio. Mr. Tomlinson is the father of Kevin Tomlinson, a director and the Executive Vice President and Chief Operating Officer of the Company.

         ROBERT W. HALEY has served as President and a director of the Company since May 30, 1996. From January 1992 until his appointment to such positions, he served as Vice President of Marketing of the Company. Prior to joining the Company, Mr. Haley served in various marketing positions for golf apparel manufacturers. Mr. Haley is a Class A PGA professional golfer with over 25 years of experience in the golf industry.

         KEVIN M. TOMLINSON has served as Executive Vice President and Chief Operating Officer since January 1999 and was appointed to the Board of Directors in November 1999. He also serves as a director and Secretary/Treasurer of the Subsidiary. Mr. Tomlinson joined the Company in December 1997 as Vice President of Operations. From 1992 until joining the Company, Mr. Tomlinson was employed by Nu-Kote International, Inc., an office products manufacturer and distributor, in capacities including vice president of product marketing, vice president of marketing, vice president of global procurement and vice president of retail sales. Mr. Tomlinson is the son of Robert G. Tomlinson, the Chairman and Chief Executive Officer of the Company.

         MARK J. STEVENSON has been a director of the Company since November 1993. Mr. Stevenson served as chairman of the board, president and chief executive officer of Electronic Manufacturing Systems, Longmont, Colorado, a contract manufacturer serving the computer, data storage, telecommunications and medical equipment industries, from June 1, 1994 until that company was merged into E-M-Solutions in

January 1999. At that time he was appointed Executive Chairman and Chairman of the Board of the successor company, in which position he currently serves. From 1992 to 1994, Mr. Stevenson served as chairman of the board of Micro Insurance Software, Inc., Boulder, Colorado, a manufacturer of computer software oriented to the insurance industry. He currently serves as Chairman of the American Electronics Association, the nation's largest high technology trade association.

         RONALD J. NORICK has been a director of the Company since November 1993. From April 1987 until April 1998, Mr. Norick served as the elected Mayor of the City of Oklahoma City, Oklahoma. From 1960 to 1992, Mr. Norick served in various capacities, including, from 1981 to 1992, serving as president of a closely-held printing company which was acquired by Reynolds & Reynolds in June 1992. Mr. Norick serves on a number of civic, community, educational, corporate and public boards, commissions and committees. Mr. Norick also serves as manager of Norick Investments Company LLC, a family-owned limited liability company which is engaged in investments.

         JAMES H. EVEREST has been a director of the Company since November 1993. Mr. Everest has served as president of the Jean I. Everest Foundation, Oklahoma City, Oklahoma, since 1991. The Jean I. Everest Foundation was organized by Mr. Everest's father to conduct charitable activities. Mr. Everest has been the managing partner of Everest Brothers, a general partnership active in oil and gas exploration and development, since 1984. Mr. Everest has also been engaged in managing his personal investments since 1984. Mr. Everest is a member of the Oklahoma Bar Association and the American Bar Association and serves in a number of capacities for various civic and community organizations.

COMMITTEES OF THE BOARD

         The Board of Directors has delegated certain of its authority to a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Messrs. Stevenson, Norick and Everest. The Audit Committee is composed of Messrs. Tomlinson, Stevenson and Everest. No member of either committee is a former or current officer or employee of the Company with the exception of Mr. Tomlinson.

         The Compensation Committee held one meeting in fiscal 1999. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Company's Option Plan. See "- Compensation Committee Report."

         The Audit Committee had one formal meetings in fiscal 1999. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by the Company's independent auditors and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

BOARD AND COMMITTEE ATTENDANCE

         In fiscal 1999, the Board of Directors held two formal meetings. Messrs. Haley and Stevenson attended one of the two meetings and each other director attended all board and committee meetings held during fiscal 1999.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

         Officers are appointed by and serve at the discretion of the Board of Directors. Each of the Company's officers devote full-time to the Company's business and affairs.

         PATRICK W. HURLEY, age 47, has served as Controller of the Company since October 1999. From 1992 until joining the Company, he was employed as Senior Staff Accountant at Saltzman Hamma Nelson Massaro LLP, an accounting firm located in Denver, Colorado.

         CATHERINE B. BLAIR, age 48, has served as Vice President of Merchandising/Design since her appointment in May 1996. Ms. Blair has been part of the Company's design team since 1992, and was appointed Director of Design in 1995. Prior to joining Sport-Haley, she was a designer for a golfwear company and also worked as a freelance designer for companies such as Macy's, Bloomingdale's, Ann Taylor and The Gap.

         WILLIAM L. BLAIR, age 57, has served as Vice President of Corporate Sales since March 1998. From September 1996 until joining the Company, Mr. Blair was director of marketing for the Activewear Division of Fruit of the Loom. From 1992 to 1996, Mr. Blair was a director of and consultant to Osterman API, Inc., a promotional product company.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities to Sport-Haley for the three fiscal years ended June 30, 1999 of Robert G. Tomlinson, Chief Executive Officer, Robert W. Haley, President, and William
L. Blair, Vice President-Corporate Sales, the only executive officers of Sport-Haley whose total annual salary and bonus exceeded $100,000 during the year ended June 30, 1999 (the "Named Officers").

                                                                              LONG TERM COMPENSATION
                                                                                      AWARDS
                                                   ANNUAL COMPENSATION        ----------------------
                                     FISCAL     -------------------------     SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR        SALARY         BONUS           OPTIONS/SARS(#)      COMPENSATION
---------------------------          ------    -----------     ----------     ---------------------   -------------
Robert G. Tomlinson,                  1999     $   202,692            -0-               -0-           $ 1,022 (1)
 Chairman of the Board and            1998         218,219     $   22,000            30,000             1,022 (1)
 Chief Executive Officer              1997         192,726         45,000            30,000               796 (1)

Robert W. Haley,                      1999     $   171,154            -0-               -0-           $ 1,022 (1)
 President                            1998         170,571     $   15,000            20,001             1,022 (1)
                                      1997         154,164         36,000            30,000               664 (1)

William L. Blair,                     1999     $   114,461            -0-               -0-           $   138 (2)
 Vice President-Corporate Sales       1998          34,615 (3)        -0-            20,000                46


-------------------
(1) Comprised of contributions by Sport-Haley to the Named Officer's 401(k) plan and $138 per year per each Named Officer for term life insurance premiums.

(2)   Comprised solely of $138 per year for term life insurance premiums.

(3) Mr. Blair was first employed by Sport-Haley as an executive officer in March 1998. Accordingly, compensation in fiscal 1998 was paid only for a four month period.


         OPTION/SAR GRANTS TABLE. The following table sets forth information on grants of options pursuant to the Sport-Haley 1993 Stock Option Plan, as amended, during fiscal 1999 to the Named Officers. In accordance with the applicable regulations of the Securities and Exchange Commission, options previously granted to the Named Officers which were repriced during fiscal 1999 are reflected as new grants in fiscal 1999.

                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                         AT ASSUMED ANNUAL RATES
                                                                                                       OF STOCK PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                                        FOR OPTION TERM(1)
                      ------------------------------------------------------------------------------   ---------------------------
                      NUMBER OF SECURITIES        PERCENT OF TOTAL         EXERCISE OR
                      UNDERLYING OPTIONS/     OPTIONS/SARS GRANTED TO      BASE PRICE     EXPIRATION
        NAME           SARS GRANTED(2)(3)    EMPLOYEES IN FISCAL YEAR(4)   ($/SHARE)(5)      DATE         5% ($)       10% ($)
-------------------   --------------------   ---------------------------   -------------  ----------      ------       -------
Robert G. Tomlinson         30,000(6)                   9.7%                  $8.625        2/14/07      $123,543      $295,905
                            30,000(7)                   9.7                    8.625       11/13/07       142,658       351,371
Robert W. Haley             30,000(6)                   9.7                    8.625        2/14/07       123,543       295,905
                            20,001(7)                   6.4                    8.625       11/13/07        95,110       234,259
William L. Blair               -0-(8)


-------------------
(1) The hypothetical gains or "option spreads" that would exist for the respective options are included in accordance with the rules of the Securities and Exchange Commission. As mandated by the Securities and Exchange Commission, these gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. They do not represent any assurance that the shares of Common Stock will appreciate in value and do not represent any estimated or projected future prices. The actual value, if any, realized may be greater or less than the potential realizable value set forth in the table. If the Common Stock does not appreciate, the Named Officers will receive no benefit from the options.

(2) On October 13, 1998, the Compensation Committee authorized the cancellation of certain options and replacement of those options with new options with an exercise price equivalent to the fair market value of the Common Stock on that date. No other changes to such options were made.

(3) All of the options owned by Mr. Tomlinson are currently exercisable or will become exercisable within 60 days. One-third of each grant of Mr. Haley's options become exercisable on the anniversary date of the respective grant dates. Of the 50,001 options owned by Mr. Haley, 43,334 are currently exercisable or will become exercisable within 60 days and the remaining 6,667 will become exercisable in November 2001.

(4) Options to purchase certain shares were repriced and the chart reflects those as new grants in fiscal 1999.

(5) All of the options have an exercise price equal to at least 100% of the fair market value of the underlying Common Stock on the date of grant.

(6) These options were originally issued February 14, 1997 with an exercise price of $14.25 per share. The exercise price was changed on October 13, 1998 to $8.625 per share.

(7) These options were originally issued November 13, 1997 with an exercise price of $10.625 per share. The exercise price was changed on October 13, 1998 to $8.625 per share.

(8) Mr. Blair was not granted any options in fiscal 1998 and his previously granted options were not repriced.

     TEN YEAR REPRICING TABLE. In October 13, 1998, the Compensation Committee authorized the cancellation of certain options and replacement of those option with new options with an exercise price equivalent to the fair market value of the Common Stock on that date. No other changes to such options were made. The following table provides certain information regarding the repricing of options held by any person who has served as an executive officer of Sport Haley since it became a reporting company in April 1994.

                                        NUMBER OF SECURITIES   MARKET PRICE OF   EXERCISE PRICE     NEW      LENGTH OF ORIGINAL
                                         UNDERLYING OPTIONS     STOCK AT TIME      AT TIME OF     EXERCISE   TERM REMAINING AT
NAME AND POSITION               DATE         REPRICED (#)       OF REPRICING       REPRICING       PRICE     DATE OF REPRICING
-----------------               ----    --------------------   ---------------   --------------   --------   ------------------
Robert G. Tomlinson,          10/13/98         30,000               $8.625          $14.250        $8.625     8 yrs., 4 mos.
 Chairman and Chief           10/13/98         30,000                8.625           10.625         8.625     9 yrs., 1 mo.
  Executive Officer
Robert W. Haley,              10/13/98         30,000                8.625           14.250         8.625     8 yrs., 4 mos.
  President                   10/13/98         20,001                8.625           10.625         8.625     9 yrs., 1 mo.
Kevin M. Tomlinson,           10/13/98         25,000                8.625           10.625         8.625     9 yrs., 1 mo.
  Chief Operating Officer
Cathy Blair, VP of            10/13/98          5,000                8.625           12.750         8.625     7 yrs., 6 mos.
  Merchandising/ Design       10/13/98          7,500                8.625           14.250         8.625     8 yrs., 4 mos.


FISCAL YEAR-END OPTIONS/OPTION VALUES TABLE.

                                                      NUMBER OF SECURITIES UNDER-       VALUE OF UNEXERCISED IN-
                                                      LYING UNEXERCISED OPTIONS/        THE-MONEY OPTIONS/SARS
                          SHARES                       SARS AT FISCAL YEAR-END           AT FISCAL YEAR-END($)(1)
                         ACQUIRED         VALUE       --------------------------        --------------------------
      NAME              ON EXERCISE     REALIZED      EXERCISABLE  UNEXERCISABLE        EXERCISABLE  UNEXERCISABLE
      ----              -----------     --------      -----------  -------------        -----------  -------------
Robert G. Tomlinson          -0-          -0-             50,000        10,000                -0-          -0-
Robert W. Haley              -0-          -0-             26,667        23,334                -0-          -0-
William L. Blair             -0-          -0-               6,667       13,333                -0-          -0-


---------------

(1) None of such options were "in-the money options" as the exercise price of all such options exceeded the closing sale price of $4.813 on June 30, 1999.

     No employee of Sport-Haley receives any additional compensation for his services as a director. Non-management directors receive no salary for their services as such, but receive a fee of $250 per meeting attended. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. During fiscal 1999, no non-employee directors were granted any options.

     EMPLOYMENT AGREEMENTS. Effective January 1, 1997, Sport-Haley entered into an employment agreement with Mr. Robert G. Tomlinson. The agreement requires that he devote his full business time to Sport-Haley as Chief Executive Officer and/or Chairman of the Board at an annual salary of $200,000, be provided an automobile and such bonuses as awarded by the Board of Directors. The employment agreement extends for a three-year term. Mr. Tomlinson has the option to convert the employment agreement to a consulting agreement in the event of a change in control of Sport-Haley or upon his resignation. Subject to the right of Sport-Haley to terminate the consulting agreement for cause, Mr. Tomlinson is entitled to serve as a consultant to Sport-Haley for the duration of the agreement and to continue to receive compensation in the amount of 60% of his annual salary. If Mr. Tomlinson terminates the agreement with "cause" (as defined in the agreement), or Sport-Haley terminates the agreement for other than "cause" (as defined in the agreement), or if there is a change in control of Sport-Haley or if Mr. Tomlinson dies, Mr. Tomlinson or his estate, as applicable, is entitled to receive severance compensation for three years from the date of termination in an amount equal to his annual salary and bonus payments during the preceding 12 months. During the time he is receiving such severance compensation, he is entitled to participate in all employee benefit plans, at Sport-Haley's expense. The change of control provisions and death benefits entitle Mr. Tomlinson or his estate, as applicable, to receive such amount in a lump sum. If Mr. Tomlinson becomes totally disabled during the term of the agreement, his full salary will be continued for one year from the date of disability. If termination is for any reason other than by Sport-Haley with cause, all options previously granted shall become fully vested on the date of termination. The agreement contains a non-competition provision for one year following termination.

     Effective January 1, 1997, Sport-Haley entered into an employment agreement with Mr. Robert W. Haley. The agreement requires that he devote his full business time to Sport-Haley as President or Senior Executive Officer at an annual salary of $160,000 and such bonuses as awarded by the Board of Directors. The employment agreement extended through December 31, 1998 and was subsequently automatically renewed for an additional one year term. If Sport-Haley terminates the agreement for other than "cause" (as defined in the agreement), Mr. Haley is entitled to receive severance compensation for one year from the date of termination in an amount equal to his annual salary and bonus payment during the preceding 12 months. If Mr. Haley terminates the agreement with or without cause, Mr. Haley is entitled to receive severance compensation for one year in an amount equal to 60% of his annual salary and bonus payment during the preceding 12 months. During the time he is receiving any such severance compensation, he is eligible to participate in all employee benefit plans, at Sport-Haley's expense. If there is a non-negotiated change in control of Sport-Haley or if Mr. Haley dies, Mr. Haley or his estate, as applicable, is entitled to lump sum severance compensation equal to three times his annual salary and bonus payment during the preceding 12 months. If Mr. Haley becomes disabled during the term of the agreement, his full salary will be continued for one year from the date of disability. If termination is for any reason other than by Sport-Haley with cause, all options previously granted shall become fully vested on the date of termination. The agreement contains a non-competition provision for one year following termination.

     Sport-Haley entered into an employment agreement with Mr. William Blair effective March 2, 1998. The agreement requires that he devote his full business time to Sport-Haley as Vice President of Corporate Sales at an annual salary of $120,000 and such bonuses as awarded by the Board of Directors. The employment agreement for Mr. Blair extends through March 1, 2001 and is by its terms automatically renews for one additional year unless notice of termination is given by either party. If Sport-Haley terminates the agreement for other than "cause" (as defined in the agreement) or if Mr. Blair terminates the agreement with or without "cause", he is entitled to receive severance compensation equal to six months' salary and 50% of the last annual bonus. During the time he is receiving any such severance compensation, he is eligible to participate in all employee benefit plans, at Sport-Haley's expense. If there is a non-negotiated change in control of Sport-Haley, he is entitled to lump sum severance compensation equal to three times his annual salary and bonus payment during the preceding 12 months. Options previously granted may become fully vested on the date of termination, depending on the reason for termination. The agreement contains a non-competition agreement for six months following termination, provided Mr. Blair may be released from the non-compete if the agreement is terminated without cause and he elects to forego any severance pay.

STOCK OPTION PLAN

     Sport-Haley adopted a stock option plan in 1993 (as amended, the "Option Plan"). The Option Plan, as amended, provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and stock appreciation rights ("SARs"), up to a maximum number of 1,350,000 shares. Non-qualified options may be granted to employees, directors and consultants of Sport-Haley, while incentive options may be granted only to employees. No options may be granted under the Option Plan subsequent to February 28, 2003.

     The Option Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options and SARs granted under the Option Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The exercise price of all incentive options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of Sport-Haley on the date of grant. In the case of an optionee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Sport-Haley, the exercise price of incentive options shall be not less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all non-qualified stock options granted under the Option Plan shall be determined by the Compensation Committee, but shall not be less than 85% of the fair market value of the Common Stock. The term of all non-qualified stock options granted under the Option Plan may not exceed ten years and the term of all incentive options may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors.

     The Option Plan provides the Board of Directors or the Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with Sport-Haley, all unvested options terminate and are no longer exercisable. Vested options shall remain exercisable for a specified period of time following the termination date. The length of such extended exercise period generally ranges from 30 days to one year, depending on the nature and circumstances of the termination.

     The Option Plan provides that, in the event Sport-Haley enters into an agreement providing for the merger of Sport-Haley into another corporation or the sale of substantially all of Sport-Haley's assets, any outstanding unexercised option shall become exercisable at any time prior to the effective date of such agreement. Upon the consummation of a merger or sale of assets, such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

     As of June 30, 1999, a total of 402,214 non-qualified and incentive options were outstanding, with exercise prices ranging from $2.50 to $10.63 per share and a weighted average exercise price per share of $8.25.

401(k) PLAN

     In January 1996, Sport-Haley adopted a defined contribution savings plan (the "401(k) Plan") to provide retirement income to employees of Sport-Haley. The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all employees who are at least age 18 and have been employed at least three months. It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 15% of annual compensation and through matching contributions by Sport-Haley up to 5% of the employee's annual compensation. Upon leaving Sport-Haley, each participant is 100% vested with respect to the participant's contributions and is vested based on years of service with respect to Sport-Haley's matching contributions. Contributions are invested as directed by the participant in investment funds available under the 401(k) Plan. Full retirement benefits are payable to each participant in a single cash payment or an actuarial equivalent form of annuity on the first day of the month following the participant's retirement.

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the previous filings made by Sport-Haley under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this Report on Form 10-K, in whole or in part, the following Compensation Committee Report shall not be deemed to be "filed" with the Securities and Exchange Commission nor shall it be incorporated by reference into any such future filings.

     This Compensation Committee Report discusses Sport-Haley's executive compensation policies and the basis for the compensation paid to Sport-Haley's executive officers, including its Chief Executive Officer, during fiscal 1999.

     COMPENSATION POLICY. Sport-Haley's policy with respect to executive compensation has been designed to:

     - Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to Sport-Haley in a manner that is commensurate with compensation paid by companies of comparable size or within the golf apparel industry;

      - Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of Sport-Haley; and

      - Align the interests of the executive officers with those of Sport-Haley's shareholders.

     The components of compensation paid to certain executive officers consist of (a) base salary, (b) incentive compensation in the form of discretionary annual bonus payments, (c) long-term incentive compensation in the form of awards under Sport-Haley's Option Plan, and (d) various other benefits.

     BASE SALARY. For fiscal 1999, the Compensation Committee reviewed the base salary paid by Sport-Haley to its executive officers under their respective employment agreements. Annual adjustments to base salaries, if any, are determined based upon a number of factors, including Sport-Haley's performance (to the extent such performance can fairly be attributed or related to each executive officer's performance), as well as the value of each executive officer's responsibilities, capabilities and contributions and internal compensation equity considerations. In addition, for fiscal 1999, the Compensation Committee reviewed the base salaries of its executive officers in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for Sport-Haley's executive officers have been reasonable in relation to its size and performance in comparison with the compensation paid by similarly sized companies or companies within the golf apparel industry. The Compensation Committee did not increase the base pay of any executive officer in fiscal 1999, except for one officer whose job responsibilities were changed. Due to slow sales and the desire to reduce corporate overhead and manage expenses, all of the executive officers of Sport-Haley voluntarily chose to forgo receipt of a portion of their base pay from January 1, 1999 through June 30, 1999. Those voluntary reductions ranged from 10% to 25% of their base pay.

     INCENTIVE CASH BONUS COMPENSATION. The Compensation Committee feels that a relatively lower level of base salary and relatively higher level of incentive compensation, in the form of bonuses and grants of options, most effectively aligns the interests of management with that of shareholders. It also believes that its policy regarding incentive compensation is similar to policies of other companies of comparable size within the golf apparel industry. The decision on whether to award incentive cash bonus compensation is based on a combination of achievement of business targets and objectives and certain other financial measures which the Compensation Committee feels will dictate, in large part, Sport-Haley's future operating results, and on an officer's responsibilities, capabilities and contribution to Sport-Haley. There is no formal written bonus incentive plan for executive officers, although certain executive officers' employment agreements provide that the executive is eligible for a discretionary bonus of up to a specified percentage of his or her base salary. Although all of the executive officers' contributions were noted and commended, the Compensation Committee did not award any incentive cash bonuses to any of the executive officers because it did not believe that such bonuses were merited in view of the significant slow down in growth of Sport-Haley in fiscal 1999.

         LONG-TERM INCENTIVE (OPTION) COMPENSATION. The Compensation Committee also has authority to select the executive officers and employees who will be granted options and other awards and to determine the timing, pricing and amount of any such options or awards. As stated above, the Compensation Committee believes that incentive compensation, in the form of bonuses and grants of options, most effectively aligns the interests of management with that of shareholders. The Compensation Committee's only award of options in fiscal 1999 was to an executive who assumed additional job responsibilities. However, following a sustained drop in the price of Sport-Haley's Common Stock, the Compensation Committee became concerned with the effect of the price drop on employees and officers holding stock options granted in prior years with higher and, in many cases, significantly higher, exercise prices. Despite Sport-Haley's historic results of operations, its stock price decreased substantially in the latter part of 1998. The Compensation Committee attributed the drop in price to general conditions in the small cap market and market perceptions concerning the golf attire industry in general, as well as announcements about lower sales and earnings. In response, in October 1998, the Compensation Committee approved the cancellation of certain options with higher exercise prices and replaced such options with new options with an exercise price equivalent to the fair market value of the date of grant. This action was motivated by the desire to retain talented employees and executives in light of the loss of incentive value represented by stock options with considerably higher exercise prices than the prevailing market price in a competitive environment for qualified employees and executives. The Committee concluded that repricing out-of-the-money options was advisable in order to retain and motivate its employees and management The Compensation Committee also believed that the downward pressure on Sport-Haley's stock price was primarily a result of external factors beyond management's control.

         OTHER BENEFITS. Executive officers are eligible for various benefits, including health and welfare plans generally available to all full-time employees. In addition, the executive officers are eligible to participate in the 401(k) Plan, also generally available to all employees, whereby they may elect to defer part or all of their base and incentive cash compensation, with matching contributions from Sport-Haley. Sport-Haley does not maintain any other plans and arrangements for the benefit of its executive officers except to provide a life insurance policy for the benefit of certain executive officers' named beneficiaries and a vehicle for its Chief Executive Officer. The Compensation Committee believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the golf apparel industry.

         TAX CONSIDERATIONS. Beginning in 1994, the Internal Revenue Code limited the federal income tax deductibility of compensation paid to a company's chief executive officer and to each of the four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. A company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering current compensation plans and policy and the exercise price of currently outstanding stock options held by the executive officers, the Compensation Committee believes that, for the near future, there is little risk that Sport-Haley will lose any significant tax deduction relating to executive compensation. At such time, if any, that the deductibility of executive compensation becomes an issue, modifications to compensation plans and policies will be considered by the Compensation Committee.

         CEO COMPENSATION. In reviewing the Chairman and Chief Executive Officer's compensation package, the Committee pursues the same objectives which apply for other executive officers. The overall goal is to base the Chairman and Chief Executive Officer's salary at a base comparable to those of persons employed in similar capacities with competitors that are similar in industry size and performance. However, the actual level approved by the Committee may be higher or lower based upon the Committee's subjective evaluation of the annual and long-term performance of Sport-Haley, the individual performance of the Chairman and Chief Executive Officer particularly with respect to leadership and strategic vision, and the cash resources and needs of Sport-Haley. The Committee believes that Mr. Tomlinson's leadership has been essential in growing Sport-Haley's revenues almost seven fold from 1994 to 1999. The Compensation Committee noted that Mr. Tomlinson had made a voluntary decision to reduce his base salary and commended that action as a demonstration of his continued leadership and administration of resources. In fiscal 1999, raises or cash bonuses were awarded to Mr. Tomlinson and no new options were granted to him, but all 60,000 of his existing options were repriced. Mr. Tomlinson's voluntary reduction in his salary has continued into fiscal 2000 and he is currently being paid at an annual rate of $170,000, rather than the $220,000 to which he is entitled under his employment agreement.

         The Compensation Committee believes that the concepts discussed above further the shareholders' interests and that officer compensation encourages responsible management of Sport-Haley. The Compensation Committee considers the effect of management compensation on shareholder interests. In the past, the Board of Directors based its review in part on the experience of its own members and on information requested from management personnel. These same factors will be used in the future in determining officer compensation.

     This report was furnished by Mark J. Stevenson, Ronald J. Norick and James H. Everest, all of the members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All of the Compensation Committee members are independent directors of Sport-Haley. None of these members have ever been an officer or employee of Sport-Haley or its Subsidiary nor have any of them had a relationship which would require disclosure under the "Certain Relationship and Related Transactions" captions of any of Sport-Haley's filings with the Commission during the past three fiscal years.

PERFORMANCE GRAPH

         Notwithstanding anything to the contrary set forth in any of the previous filings made by Sport-Haley under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this Report on Form 10-K, in whole or in part, the following performance graph shall not be deemed to be incorporated by reference into any such future filings.

         Set forth below is a line graph prepared by Media General Financial Services comparing the yearly percentage change in Sport-Haley's cumulative total shareholder return (share price appreciation plus dividends) on Sport-Haley's Common Stock with the cumulative total return of (i) a Nasdaq Market Index and (ii) the stocks of apparel manufacturers having Standard Industrial Classification codes from industry group numbers 231 through 235, which is deemed as a market weighted index of publicly traded peers, for the period from June 30, 1994 through June 30, 1999 (the "Measurement Period"). The graph assumes that $100 is invested in each of Sport Haley's Common Stock, the Nasdaq Market Index and the publicly traded peers on June 30, 1994 and that all dividends were reinvested (there were no dividends paid by Sport-Haley during the Measurement Period). Sport-Haley's shareholder return is calculated by dividing (i) the difference between Sport-Haley's share price at June 30, 1994 and at each June 30 of the Measurement Period by (ii) the share price at the beginning of the Measurement Period.

                                                    FISCAL YEAR ENDING JUNE 30,
                                      ----------------------------------------------------------
                                      1994       1995       1996      1997       1998       1999
                                      ----       ----       ----      ----       ----       ----
Sport-Haley, Inc.                   100.00     145.10     229.41     262.75     205.88      75.49
Industry Peer Group Index           100.00     101.64     141.28     166.47     197.85     177.83
Nasdaq Market Index                 100.00     117.28     147.64     177.85     235.75     330.37


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of Sport-Haley's Common Stock as of December 16, 1999 by (i) each person known by Sport-Haley to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, and (iii) all executive officers and directors as a group. The information with respect to institutional investors is derived solely from statements filed with the Commission under Section 13(d) of the Securities Exchange Act. Each person has sole voting and sole investment or dispositive power with respect to the shares shown except as noted.

                                                                               SHAREHOLDINGS ON DECEMBER 16, 1999
                                                                           -----------------------------------------
     NAME AND ADDRESS (1)                                                  NUMBER OF SHARES     PERCENT OF CLASS (2)
-------------------------------                                            ----------------     --------------------
Robert G. Tomlinson(3)..................................................        113,000                3.0%
Robert W. Haley(4)......................................................         64,950                1.7
Catherine Blair(5)......................................................         20,000                *
Kevin M. Tomlinson(6)...................................................         45,000                1.2
William L. Blair(6).....................................................          6,667                *
Mark J. Stevenson(6)....................................................         25,000                *
Ronald J. Norick(7).....................................................         63,117                1.7
James H. Everest(8).....................................................         65,000                1.7
U.S. Bancorp(9).........................................................        382,620               10.3
     601 Second Avenue South, Minneapolis, Minnesota 55402
Delaware Management Holdings, Inc.......................................        236,900                6.4
     2005 Market Street, Philadelphia, Pennsylvania 19103
Catalyst Master Fund, L.P.(10)..........................................        340,785                9.3
     C/0 W.S. Walker & Co., Walker House, Mary Street, P.O. Box
     265GT, George Town, Grand Cayman, Cayman Islands
Newcastle Partners, L.P.(10)............................................        345,785                9.3
     4020 Windsor Avenue,  Dallas, Texas 75205
All directors and officers as a group
(Nine persons)(11)......................................................        402,734               10.1


-------------------
* Less than 1%

(1) Except as noted above, the address for all persons listed is 4600 E. 48th Avenue, Denver, Colorado 80216.

(2) All percentages are calculated based on the number of outstanding shares in addition to shares which a person or group has the right to acquire within 60 days of December 21, 1999.

(3) Includes 60,000 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof

(4) Includes 43,334 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(5) Includes 17,500 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(6) Consists solely of shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof

(7) Includes 33,333 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(8) Includes 25,000 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(9) U.S. Bancorp is a parent holding company which beneficially owns shares owned of record by The Regional Equity Fund, a mutual fund of the First American Investment Funds, Inc., an open-end investment company.

(10) Catalyst Master Fund, L.P. has sole voting power and sole dispositive power over 340,785 of the shares shown and Newcastle Partners, L.P. has sole voting power and sole dispositive power over 5,000 of the shares. Newcastle Partners, L.P. may be deemed to be related to Catalyst Master Fund, L.P. and thereby beneficially owns the 340,785 shares owned by Catalyst Master Fund, L.P.

(11) Includes 255,834 shares of Common Stock subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof. Excludes shares of Common Stock as to which officers and directors disclaim beneficial ownership.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

                            II. SELECTION OF AUDITORS

      The firm of Levine Hughes & Mithuen, Inc. has examined the financial statements of the Company for the period from July 1, 1993 to June 30, 1999. Subject to shareholder approval, Levine Hughes & Mithuen, Inc. will serve as the Company's independent auditors for the fiscal year ending June 30, 2000, the second year of a three year contract. Representatives of Levine Hughes & Mithuen, Inc. are expected to be present at the Annual Meeting with the opportunity to make a statement if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF LEVINE HUGHES & MITHUEN, INC. AS INDEPENDENT AUDITORS FOR THE COMPANY.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Under the securities laws of the United States, Sport-Haley's directors, its executive officers, and any persons holding more than ten percent of its Common Stock are required to report their initial ownership of Common Stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and Sport-Haley. Specific due dates for these reports have been established and Sport-Haley is required to disclose in this annual report on Form 10-K any failure to file, or late filing, of such reports with respect to the period ended June 30, 1999. Based solely on Sport-Haley's review of the reports furnished to Sport-Haley and written representations that no other reports were required during fiscal

1999, Sport-Haley's officers, directors and beneficial owners of more than ten percent of its Common Stock complied with all Section 16(a) filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Sport-Haley has adopted a policy pursuant to which material transactions between Sport-Haley and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of Sport-Haley) shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000. No such transactions occurred in fiscal 1999.

                                  ANNUAL REPORT

      The Annual Report to Shareholders for the fiscal year ended June 30, 1999 is being sent to all shareholders with this Proxy Statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any Proxy. The Annual Report to Shareholders contains the Company's Annual Report on Form 10-K for the year ended June 30, 1999 as filed with the Securities and Exchange Commission. An additional copy, without exhibits, is available without charge to any shareholder of the Company upon written request to the Secretary, Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado 80216.

                              SHAREHOLDER PROPOSALS

      Shareholders who intend to submit proposals for inclusion in the Proxy Statement relating to the year ending June 30, 2000 must do so by sending the proposal and supporting statements, if any, to the Company no later than August 24, 2000. Such proposals should be sent to the attention of the Corporate Secretary, Sport-Haley, Inc., 4600 East 48th Avenue, Denver, Colorado 80216.

                                  OTHER MATTERS

      Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person acting under the Proxy.

                                SPORT-HALEY, INC.
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 18, 2000

KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of Sport-Haley, Inc. (the "Company") hereby constitutes and appoints Robert G. Tomlinson, as attorney and proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held February 18, 2000, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated December 21, 1999, receipt of which is acknowledged.

1. TO CONSIDER AND ACT UPON A PROPOSAL TO ELECT MESSRS. ROBERT G. TOMLINSON, ROBERT W. HALEY, KEVIN M. TOMLINSON, MARK J. STEVENSON, RONALD J. NORICK AND JAMES H. EVEREST AS DIRECTORS TO HOLD OFFICE FOR ONE-YEAR TERMS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

          / /    FOR ELECTION OF ALL NOMINEES (Except as shown below)

          / /    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

          Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name below:

           ROBERT G. TOMLINSON
           ROBERT W. HALEY
           KEVIN M. TOMLINSON
           MARK J. STEVENSON
           RONALD J. NORICK
           JAMES H. EVEREST

2. TO RATIFY THE APPOINTMENT OF LEVINE HUGHES & MITHUEN, INC. AS AUDITORS OF THE COMPANY.

           / /  FOR RATIFICATION
           / /  AGAINST RATIFICATION
           / /  ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.

           / /  AUTHORIZED TO VOTE
           / /  ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSAL 2 AND THE PROXY HOLDER WILL VOTE ON ANY PROPOSAL UNDER 3 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

Please mark, date, and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If this Proxy is not dated, the Proxy will be deemed to bear the date the form was mailed to the shareholder.


                     Dated:
                           ----------------     -------------------------------
                                                Signature


                     Dated:
                           ----------------     -------------------------------
                                                Signature if held jointly